Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

FairPoint Communications, Inc.
Charlotte, North Carolina
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-195886 and 333-171835) of FairPoint Communications, Inc. and Registration Statement on Form S-4 (No. 333-215758) of Consolidated Communications, Inc. of our reports dated March 6, 2017, relating to the consolidated financial statements of FairPoint Communications, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of FairPoint Communications, Inc., which appear in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, GA
March 6, 2017